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                                                                     EXHIBIT 8.2


                        [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]





                                      August 17, 2001





Packard BioScience Company
800 Research Parkway
Meriden, Connecticut 06450

Ladies and Gentlemen:

            Reference is made to Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") of PerkinElmer, Inc., a Massachusetts corporation ("PerkinElmer"), relating to the merger (the "Merger") of Pablo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of PerkinElmer, with and into Packard BioScience Company, a Delaware corporation.

            We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER--Material United States Federal Income Tax Considerations" in the Registration Statement. In our opinion, such discussion, insofar as it describes the United States federal income tax consequences of the Merger, is accurate in all material respects.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein in connection therewith to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), and we do not thereby deem ourselves experts within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz